Formal Notice of Blackout Period

Under the

First Albany Capital Employees’ Retirement and Savings Plan

(As Required under Section 306(a)(6) of the Sarbanes-Oxley Act of 2002)

To:	All Executive Officers and Directors of First Albany Companies Inc.
From:	First Albany Companies Inc. (the “Company”)
Date:	November 20, 2006

Reasons for Blackout Period

The First Albany Capital Employees’ Retirement and Savings Plan (the “Plan”) will be changing two of its current investment choices to two new funds, effective as soon as administratively practicable after December 22, 2006. Due to this change to the investment choices, participants in the Plan will not have access to their Plan accounts to direct or diversify investments or obtain a loan, withdrawal or distributions from the Plan. The period during which the participants’ activity will be restricted under the Plan is called a “blackout period.”

Length of Blackout Period

The blackout period for the Plan is expected to begin on December 22, 2006 and end on or before December 29, 2006.

Company Securities Impacted by Blackout Period

Because Plan participants and beneficiaries will be unable to effect certain transactions in First Albany Companies Inc. common stock, par value $.01 (“Company Stock”) in their Plan accounts during the blackout period, the executive officers and directors of the Company will be subject to the trading restrictions on Company Stock imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the blackout period. This means that except as permitted by the exemptions set forth in Regulation BTR, during the blackout period you may not directly or indirectly purchase, sell, or otherwise acquire or transfer any Company equity securities (including the exercise of any options). This prohibition applies to the Company Stock you hold both inside and outside the 401(k) Plan.

Please note that the restrictions described in this notice are in addition to the normal restrictions on trading activity that the Company imposes on directors and executive officers.

Who to Contact

If you have any questions concerning this notice, please contact:

Brian Coad

Chief Financial Officer

First Albany Capital Inc.

677 Broadway

Albany, New York 12207

518.447.8533

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